EXHIBIT 5

June 28, 2013

HopFed Bancorp, Inc.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

Gentlemen:

We have acted as counsel for HopFed Bancorp, Inc. (“HFBC”) in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 300,000 shares of HFBC common stock, $0.01 par value per share, issuable in accordance with the terms of the HopFed Bancorp, Inc. 2013 Long-Term Incentive Plan (the “Plan”).

Based on the foregoing and upon our examination of such matters we deem necessary in order to furnish this opinion, we are of the opinion that, when issued in accordance with the Plan, the common stock will be legally valid and binding obligations of HFBC, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

We consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.

Very truly yours, /s/ Jones Walker LLP